Exhibit 99.2

CONSENT OF L.E.K. Consulting LLC

Reference is made to the report entitled “Total Addressable Market Size Assessment” dated March 2, 2012, which L.E.K. Consulting LLC (“L.E.K.”) has prepared for LegalZoom.com, Inc. (the “Report”).

We hereby consent to the inclusion of references to our name and references to, and information derived from, the Report, in the Registration Statement on Form S-1 of LegalZoom.com, Inc. (the “Registration Statement”), which is being filed with the United States Securities and Exchange Commission (the “SEC”), and any subsequent amendments  to the Registration Statement filed with the SEC, provided that any modifications to the use of L.E.K.’s name or the statements attributed to L.E.K. in such Registration Statement or in any subsequent amendments shall be subject to the prior consent of L.E.K.

In addition, we hereby consent to LegalZoom.com, Inc. providing the Report to its affiliates, and its and their respective directors, officers, employees, and its attorneys, financial advisors and accountants on a non-reliance and confidential basis, provided that LegalZoom.com shall be liable for any misuse of the Report by such parties.

Dated this 30th day of March, 2012.

L.E.K. Consulting LLC

By:	/s/ Shuba Satyaprasad
Name: Shuba Satyaprasad
Title: General Counsel